Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Natalie Badillo	Taryn Unruh
Cymer, Inc.	Formula
(858) 385-6097	(619) 234-0345
nbadillo@cymer.com	coller@formulapr.com

CYMER REPORTS THIRD QUARTER 2011 OPERATING RESULTS

SAN DIEGO, Calif., October 20, 2011 - Cymer, Inc. (Nasdaq: CYMI), the world’s leading supplier of light sources used by chipmakers to create advanced semiconductor chips, today announced operating results for the third quarter ended September 30, 2011.

•

net income totaled $11.3 million, equal to $0.36 per share (diluted), compared to net income of $20.9 million, equal to $0.70 per share (diluted) in the third quarter of 2010 and net income of $27.7 million, equal to $0.89 per share (diluted) in the second quarter of 2011.

•	revenue totaled $128.7 million compared to revenue of $141.7 million in the third quarter of 2010, and revenue of $158.2 million in the second quarter of 2011.

Commenting on third quarter results, Bob Akins, Cymer’s chief executive officer, said, “Our Installed Base Products continue to deliver value to our customers and our revenue from these products remained strong. As anticipated, shipments of deep ultraviolet (DUV) light sources were significantly lower than the prior quarter as chipmakers reduced their capital investments. In the third quarter, we installed two additional 3100 extreme ultraviolet (EUV) sources, and we now have four sources which are exposing wafers at chipmakers. We also shipped our first TCZ Gen 5 system to a leading display manufacturer.”

In the third quarter of 2011, the company shipped 25 light sources, of which 18 were ArF immersion and 7 were KrF, and the company installed 38 DUV light sources at chipmaker and other end user locations. Gross profit was $65.1 million for the third quarter of 2011, yielding a 50.6 percent gross margin. Total operating expenses, which include research and development and selling and administrative expenses, were $51.7 million. Total operating income was $13.4 million or 10.4 percent of revenue. The third quarter effective tax rate was 16 percent. As of September 30, 2011, cash and investments totaled $277 million.

DUV and IBP bookings for the third quarter totaled $123.2 million, resulting in a book-to-bill ratio of 0.97. Sixty-four percent of the DUV bookings were ArF immersion and thirty-six percent were KrF. The company ended the quarter with a DUV backlog of $53.8 million. In addition to the DUV backlog, the company earlier in the year announced significant orders for EUV 3300 sources and TCZ systems.

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CYMER REPORTS THIRD QUARTER 2011 OPERATING RESULTS	Page 2 of 6

Company Outlook

Commenting on the outlook, Akins stated, “Our Installed Base Products revenue is positioned to grow in the fourth quarter primarily due to installed base growth and continued high gross pulse utilization. We anticipate shipping a similar number of DUV light sources in the fourth quarter as compared to the third quarter; however the mix of shipments is anticipated to contain a greater percentage of KrF sources. As light source demand strengthens, we believe we will continue to be competitively well positioned. Chipmaker demand for EUV continues to be strong as they view EUV technology as the best path toward enabling Moore’s law and scaling of geometries below 20 nanometers. We believe we have identified and are addressing the key EUV source technical challenges facing us and we are working closely with ASML and our key suppliers to drive execution to our source power and performance roadmap. Our investment in EUV source development is substantial and one we view as essential to enable lithography scaling, and which we believe will drive significant long term growth.”

Based on information available at this time, Cymer is providing the following guidance for the fourth quarter of 2011:

•	Revenue to be approximately $128 million.

•	Gross margin to be approximately 50 percent.

•	R&D expenses to be approximately $38.5 million.

•	SG&A expenses to be approximately $17.0 million.

•	The effective tax rate to be approximately 26 percent.

Cymer’s management will hold a conference call at 2:00 pm (PDT) today, October 20, 2011, to discuss third quarter operating results and fourth quarter 2011 guidance. This press release, the conference call and accompanying slides may be accessed on the investor relations page of the company’s Web site at www.cymer.com.

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CYMER REPORTS THIRD QUARTER 2011 OPERATING RESULTS	Page 3 of 6

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to statements regarding the development and performance of the company’s EUV source technology, the company’s development of and manufacturing capability for its silicon crystallization tool for the display industry, expectations for growth in Installed Base Products revenue, the industry’s transition to EUV lithography and the statements under the caption “Company Outlook” above. These statements are predictions based on current information and expectations and involve a number of risks and uncertainties. In addition, statements regarding backlog and book-to-bill ratios should not be read as predictions or projections of future performance. Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: the risk that the company’s EUV 3100 sources, which are still under development and not capable of supporting the commercial production of integrated circuits, may not meet customer specifications or may have reliability or performance problems; the risk that commercial EUV systems may not be introduced by the company on time, or at all; the risk that a competitor’s EUV or other source may be selected over the company’s EUV source; the demand for semiconductors in general, and, in particular, for leading-edge devices with smaller geometries; cyclicality in the market for semiconductor manufacturing equipment; the timing of customer orders, shipments and acceptances; delays or cancellations by customers of their orders; the performance and market acceptance of the company’s new products or technologies; new and enhanced product offerings by competitors; the company’s ability to meet its production and product development schedules; the rate at which semiconductor manufacturers adopt new technologies and purchase and take delivery of photolithography tools from the company’s customers; the company’s ability to secure adequate supplies of critical components for its advanced products; the company’s ability to manage its expense levels and unanticipated expenses; the company’s ability to achieve its forecasted gross margin which includes its ability to absorb manufacturing costs; the company’s ability to align its cost structure with forecasted business levels; the company’s ability to manage its foreign currency exposure; the performance and conditions in the United States and world financial markets; the policies and actions of the United States and other governments; and general economic conditions. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

About Cymer

Cymer, Inc. (Nasdaq: CYMI) is the market leader in developing light sources, used by chipmakers worldwide to pattern advanced semiconductor chips, and is pioneering a new silicon crystallization tool for the display industry. Cymer’s light sources have been widely adopted by the world’s top chipmakers and the company’s installed base comprises approximately 3,750 systems. Continuing its legacy of leadership, Cymer is currently pioneering the industry’s transition to EUV lithography, the next viable step on the technology roadmap for the creation of smaller, faster chips. The company is headquartered in San Diego, Calif., and supports its customers from numerous offices around the globe. Cymer maintains a Web site to which it regularly posts press releases, SEC filings, and additional information about Cymer. Interested persons can also subscribe to automated e-mail alerts or RSS feeds. Please visit www.cymer.com.

Cymer and all other Cymer product or service names used herein are either registered trademarks or trademarks of Cymer, Inc. Any other marks mentioned herein are the property of their respective holders.

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CYMER REPORTS THIRD QUARTER 2011 OPERATING RESULTS	Page 4 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue	$128,698	$141,710	$441,331	$387,355
Cost of revenue	63,635	73,245	212,571	192,583

Gross profit	65,063	68,465	228,760	194,772

Operating expenses:
Research and development	35,240	22,648	93,474	64,150
Sales and marketing	6,200	5,726	18,226	17,192
General and administrative	10,217	9,893	31,085	29,450

Total operating expenses	51,657	38,267	142,785	110,792

Operating income	13,406	30,198	85,975	83,980

Other (expense) income:
Foreign currency exchange (loss) gain	(30)	39	875	(17)
Interest income	205	125	467	392
Interest expense	(184)	(100)	(521)	(416)
Other income	(3)	—	—	46

Total other (expense) income	(12)	64	821	5

Income before income taxes	13,394	30,262	86,796	83,985
Income tax expense	2,144	9,381	19,026	26,035

Net income	$11,250	$20,881	$67,770	$57,950

Net loss attributable to noncontrolling interest in subsidiary	—	—	—	148

Net income attributable to Cymer, Inc.	$11,250	$20,881	$67,770	$58,098

Earnings per share:
Basic	$0.37	$0.71	$2.23	$1.95

Diluted	$0.36	$0.70	$2.19	$1.94

Weighted average shares outstanding:
Basic	30,555	29,544	30,428	29,752

Diluted	30,992	29,910	30,991	29,973

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CYMER REPORTS THIRD QUARTER 2011 OPERATING RESULTS	Page 5 of 6

CYMER, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	September 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$117,031	$154,312
Restricted cash	5,790	—
Short-term investments	112,808	54,964
Accounts receivable, net	123,797	127,747
Inventories	228,172	213,002
Deferred income taxes	15,237	11,961
Other current assets	56,911	55,027

Total current assets	659,746	617,013
Long-term investments	47,121	7,506
Property, plant and equipment, net	111,174	104,705
Deferred income taxes	38,862	35,690
Goodwill	16,639	8,833
Intangible assets, net	10,176	7,645
Other assets	7,212	5,939

Total assets	$890,930	$787,331

LIABILITIES
Current liabilities:
Accounts payable	$36,724	$27,731
Deferred revenue	50,632	30,593
Deferred income taxes	119	—
Other current liabilities	44,447	68,121

Total current liabilities	131,922	126,445
Deferred revenue	3,421	690
Deferred income taxes	657	21
Other liabilities	25,911	21,920

Total liabilities	161,911	149,076

EQUITY
Cymer, Inc. stockholders’ equity:
Preferred stock	—	—
Common stock	44	43
Additional paid-in capital	651,270	620,272
Treasury stock	(492,890)	(492,890)
Accumulated other comprehensive loss	(10,886)	(2,881)
Retained earnings	581,481	513,711

Total equity	729,019	638,255

Total liabilities and equity	$890,930	$787,331

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CYMER REPORTS THIRD QUARTER 2011 OPERATING RESULTS	Page 6 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended
	September 30,
	2011	2010
Operating activities:
Net income	$67,770	$57,950
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	14,744	14,747
Stock-based compensation	11,960	8,036
Bad debt expense (recoveries)	6	(911)
Excess tax benefits from stock option exercises	(3,902)	(1,519)
Provision for deferred income taxes	(2,398)	(2,927)
Loss on disposal or impairment of property, plant and equipment	127	132
Change in assets and liabilities:
Restricted cash	(5,790)	1,265
Accounts receivable	3,836	(49,122)
Accounts receivable, related party	—	732
Inventories	(21,666)	(29,959)
Other assets	(2,968)	(3,366)
Accounts payable	7,502	13,659
Accounts payable, related party	—	(9,273)
Deferred revenue	20,895	1,498
Other liabilities	(29,740)	16,124

Net cash provided by operating activities	60,376	17,066

Investing activities:
Acquisition of property, plant and equipment	(14,837)	(11,440)
Cash paid for acquisition of eDiag, net of cash acquired	(3,785)	—
Purchases of investments	(204,131)	(66,008)
Proceeds from sold or matured investments	105,952	68,184

Net cash used in investing activities	(116,801)	(9,264)

Financing activities:
Proceeds from issuance of common stock	14,966	4,136
Purchase of noncontrolling interest	—	(2,186)
Excess tax benefits from stock option exercises	3,902	1,519
Repurchase of common stock into treasury	—	(19,310)
Payments under capital lease obligations	(83)	—

Net cash provided by (used in) financing activities	18,785	(15,841)

Effect of exchange rate changes on cash and cash equivalents	359	1,694

Net decrease in cash and cash equivalents	(37,281)	(6,345)
Cash and cash equivalents at beginning of the period	154,312	118,381

Cash and cash equivalents at end of the period	$117,031	$112,036

Supplemental disclosure of cash flow information:
Interest paid	$193	$259

Income taxes paid	$34,379	$29,733

Supplemental disclosure of non-cash operating, investing and financing activities:

Net increase (decrease) in acquisition of property and equipment included in accounts payable	$695	$(783)

Net decrease in in-transit proceeds from issuance of common stock	$(57)	$(36)

Property and equipment acquired under capital lease obligations	$583	$23

Future install payments for acquisition of eDiag	$(8,297)	$—

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